Exhibit 5.1

Ortoli | Rosenstadt LLP	366 Madison Avenue
3rd Floor
New York, NY 10017
tel: (212) 588-0022
fax: (212) 826-9307

February 18, 2021

Code Chain New Continent Limited

2020 Zhongshanxi Road

Room 502A40

Xuhui District, Shanghai, China 200030

Ladies and Gentlemen:

We have acted as special counsel to Code Chain New Continent Limited., a Nevada corporation (the “Company”), in connection with a prospectus supplement, dated February 18, 2021 (the “Prospectus Supplement”) to the prospectus which forms a part of a Registration Statement (as amended from time-to-time, referred to as the “Registration Statement”) on Form S-3 filed by the Company on June 24, 2019 (Registration No. 333-232316), under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), and declared effective on July 8, 2019, relating to the public offering of (i) 4,166,666 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) warrants (the “Registered Investor Warrants”) to purchase an aggregate of up to 1,639,362 shares of Common Stock (the “Registered Investor Warrant Shares”). The Shares, the Registered Investor Warrants and the Registered Investor Warrant Shares are collectively referred to as the “Securities.”. The Securities are to be sold pursuant to that certain securities purchase agreement, dated as of February 18, 2021 by and between the Company and the purchasers identified on the signature pages thereto (the “Purchase Agreement”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) Articles of Incorporation of the Company, as amended to date, (b) By-laws of the Company, as amended to date, (c) the Registration Statement and all exhibits thereto, (d) the Prospectus Supplement, (e) the Purchase Agreement and all the schedules and exhibits thereto and (f) the placement agency agreement, dated February 18, 2021, by and between the Company and Univest Securities LLC (the “Placement Agency Agreement”). In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and their representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York, and the corporate laws of the State of Nevada. Accordingly, the opinions expressed herein are expressly limited to the federal laws of the United States of America, the laws of the State of New York, and the corporate laws of the State of Nevada.

Ortoli | Rosenstadt LLP

February 18, 2021

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that

(i)	the Securities have been duly authorized for issuance by all necessary corporate action by the Company;

(ii)	the Shares, when issued and sold as described in the Registration Statement, the Prospectus Supplement, the Purchase Agreement and the Placement Agency Agreement, will be validly issued, fully paid and non-assessable;

(iii)	provided that the Registered Investor Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, such Registered Investor Warrants, when sold and issued as contemplated in the Registration Statement, the Prospectus Supplement, the Purchase Agreement and the Placement Agency Agreement, will be valid and binding obligations of the Company; and

(iv)	(iv) the Registered Investor Warrant Shares upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Registered Investor Warrants, as applicable, and as described in the Registration Statement, the Prospectus Supplement, the Purchase Agreement and the Placement Agency Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on February 18, 2021, incorporated by reference into the Registration Statement, and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Ortoli Rosenstadt LLP
Ortoli Rosenstadt LLP